# GAME DISTRIBUTION AND ONLINE OPERATION LICENSE AGREEMENT

THIS GAME DISTRIBUTION AND ONLINE OPERATION LICENSE AGREEMENT (this "**Agreement**") is made and entered into December 18, 2007 (the "**Effective Date**"), by and among DNY (BVI) Limited, a corporation duly organized and existing under the laws of the British Virgin Islands, having its registered address at 2nd Floor, Abbot Building, P.O. Box 933, Road Town, Tortola, British Virgin Islands (**"DNY BVI")** and Beijing Baiyouhuitong Net Technology Co,.Ltd. , a corporation duly organized and existing under the laws of P.R.C, having its principal place of business at. Room 510, No.32, Haidian South Road, Haidian District, Beijing,100080, PRC ("**Baiyou**"); and Beijing Junnet Science & Technology Company Ltd., a corporation duly organized and existing under the laws of P.R.C, having its principal place of business at No 1001 Dahangjiye Building, Haidian District, Beijing 100080, PRC ("**Junnet**"), and DNY BVI, Baiyou and Junnet both individually and collectively, the "**Company**", so that the term "Company" shall apply to each and to all) and Sega Corporation, a Japanese Corporation, having its principal place of business at 1-2-12, Haneda, Ohta-ku, Tokyo, 144-8531, Japan ("**Sega**", and Sega and DNY BVI and Baiyou and Junnet collectively, the "**Parties**" or each separately, a "**Party**").

**WHEREAS,** the Parties understand that Sega has developed Multi-Player Online Games (as defined below).

**WHEREAS**, the Parties understand that Junnet has the resources and ability to manufacture, market, sell and distribute cards ("**Cards**") that can be used for (i) purchasing In-Game Items (as defined below), and (ii) online play of the following four (4) Sega Multi-Player Online Games (collectively, the "**Games**"): Sangoku Seisen, Sakura MMO, Saint Seiya Online and Initial D Online.

**WHEREAS**, the Parties understand that 'Multi-Player Online Games' means software based games for personal computers whereby the end user must connect to a game server in order to play the games and where the in-game elements must be played while on-line in a multi-user play environment. For the purpose of clarity, Multi-Player Online Games does not include packaged software.

**WHEREAS**, the Parties understand that Baiyou has the resources and ability in the Peoples Republic of China (excluding Taiwan, Hong Kong and Macau) (the "**Territory**") to: set up and operate servers that will allow players of the Games to (i) access those servers in the Territory via PCs, (ii) register their copies of the Games in the Territory using PCs (iii) download the Games to play on their PCs (iv) access Baiyou's online service for use with the Games to play the Games online using PCs (with such online users of the Games to be referred to as "**Users**" and all Users to enter into a User agreement with Baiyou, the terms and conditions of which must be agreed to and approved by Sega); (v) play the Games online on PCs in the Territory and (vi) purchase items available for sale within the Games (for example, avatars) ("**In-Game Items**") ((i), (ii), (iv) (v) and (vi), collectively, the "**Online Games Operation**").

**WHEREAS**, the Parties understand that Sega will allow the Company to (i) install, test and run Sega's server software that can be installed and run on servers to allow Online Games Operation (with such server software to be included in the definition of the Games) and (ii) provide Online Games Operation.

**WHEREAS**, the Parties understand that DNY BVI has the resources and ability to pay on behalf of Baiyou and Junnet the Special Rights Fee, Running Royalty and License Fee (as such are defined below) to Sega.

THEREFORE, in consideration of the promises, agreements, covenants, representations and warranties contained herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereby agree as follows:

1. GRANT OF RIGHTS

In consideration for the Special Rights Fee, Running Royalty and License Fee, to be paid on their behalf by DNY BVI, Sega hereby grants:

(i) to DNY BVI, the exclusive (subject to Section 2.1 below), non-sublicensable (except to Junnet only) right in the Territory, during the Term, to sell and distribute Cards.

(ii) to DNY BVI, the exclusive (subject to Section 2.1 below), non-sublicensable (except to Baiyou only) right in the Territory, during the Term, to carry out Online Games Operation.

(iii) to DNY BVI, the non-exclusive, non-sublicensable (except to Junnet and Baiyou only) right in the Territory, during the Term, to use the Sega marks indicated by email or in writing from time to time by Sega to DNY BVI (the "**Sega Marks**") in order to market and promote the Cards and the Games (the "**Sega Marks Marketing License**"). DNY BVI, Junnet and Baiyou may only exercise the Sega Marks Marketing License after receiving Sega's prior written approval on a case by case basis each and every time DNY BVI, Junnet and Baiyou desire to use the Sega Marks for carrying out the Sega Marks Marketing License. For the purpose of clarity, Sega shall remain the sole owner of the Sega Marks and the intellectual property rights therein.

(iv) Save and except for the sublicenses referred to above, the licenses and sublicenses will be non-transferable and non-sublicensable, unless the prior consent of all Parties has been obtained.

The Company agrees that it shall not, and shall not permit or assist any other party to, copy, modify or adapt all or any part of Games except where specifically allowed herein. The Company agrees that it shall not, and shall not permit or assist any other party to, disassemble, decompile, reverse assemble, reverse engineer or otherwise attempt to recreate the source code or extract any trade secrets from Games. Without limiting the materiality of any other term of this Agreement, the failure of the Company to comply with any provision of this Section shall be considered a material breach of this Agreement by the Company.

The Company shall ensure that the Games shall have the following designation: "**©SEGA, Developed by Sega Corporation and Published by The Company, All Rights Reserved.**" Both the credit and/or copyright notices shall be sufficiently prominent such that the notices are readily noticeable and, in any event, shall be equivalent or larger in size, prominence, and placement as other credits or notices used.

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The Company shall ensure that the Games, and all Promotional Materials (as defined in Section XX) (all of which shall be at the expense of Company) used by the Company according to the terms of this Agreement shall have the following designation: "SEGA, the SEGA logo and Games are either registered trademarks or trademarks of SEGA Corporation. All rights reserved." The trademark notice shall be sufficiently prominent such that the notices are readily noticeable and, in any event, shall be equivalent or larger in size, prominence, and placement as other credits or notices used.

This Agreement only grants to the Company the license described in Section XX above, and does not transfer, except for the rights clearly granted in such section, any other right or any title or interest in or to Games to the Company. Notwithstanding any "purchase" or "sale" or similar language contained herein, the Company acknowledges that the Games are licensed as indicated in this Section.

All rights not specifically granted by Sega to the Company in the License are reserved by Sega.

2. TERM

2.1 The **'Term'** means a period beginning on the date that Company begins commercial online distribution of the first Game and ending 5 years from the date that the Company begins commercial online distribution of all of the Games (meaning 5 years from commercial online distribution of the last of the 4 Games). Company and Sega agree to review the status of this Agreement at the end of the third ($3^{rd}$) year of the Term to determine if profits resulting from this Agreement justify continuing or terminating this Agreement at such time. If Company does not begin commercial online distribution within 6 months of the schedule determined by Sega in this Agreement, then the License shall become non-exclusive and the Right of First Refusal (defined below) shall become void. If Company does not begin commercial online distribution of all 4 of the Games within 6 months of the schedule determined by Sega in this Agreement, then Sega shall have the right, but not obligation, to terminate this Agreement without any liability to Sega whatsoever and with no obligation to return or refund any money paid by Company to Sega.

2.2 For a period of 5 years from the Effective Date, or until the Term is earlier terminated or expires, Sega agrees to notify Company prior to finalizing and entering into any license agreement (exclusive or non-exclusive) with a third party in the Territory to distribute any of Sega's Multi-Player Online Games in the Territory other than the Games (**"Sega's China Multi-Player Online Games"**). Sega will provide Company, in writing, substantially the same terms and conditions of the proposed third party license agreement (the **"Offer Letter"**) for Sega's China Multi-Player Online Games and Company will have thirty (30) days from the date of the Offer Letter to match the terms and conditions of the Offer Letter. If Company has not signified its intention to Sega that it wishes to match the terms and conditions of the proposed third party license agreement in accordance with the terms of the Offer Letter by signing and returning the Offer Letter to Sega within thirty (30) days of the date of the Offer Letter, Sega may at any time thereafter offer such agreement and/or license to any third party on terms which are not substantially less favorable than those in the Offer Letter (the **"Right of First Refusal"**).

3. MARKETING EFFORTS

3.1 Marketing Commitment. Company shall use its best efforts to vigorously and aggressively advertise, market and distribute the Games throughout the Territory during the Term, and, in doing so, shall ensure that its marketing, promotion and advertising activities (collectively, "**Marketing Activities**") are in accordance with high quality and good taste and will be comparable to the highest quality Marketing Activities in the Territory for competitive products.

3.2 Promotional Materials. Company shall only use the materials provided or approved by Sega. Prior to using any materials provided by Sega which shall be used to promote the Games ("**Promotional Materials**"), Company shall submit examples of such Promotional Material to Sega and notify Sega where the Promotional Materials will be used.

3.3 Announcements. Company shall not make any public announcements of or concerning this Agreement, the Games or Sega without the prior written approval of Sega.

3.4 Events. If Company plans to display the Games at any events, trade shows or the like, it must first provide Sega a list of any such events, shows or the like, and may not display the Games at any such events, shows or the like without the prior written approval of Sega.

3.5 Marketing Practices. Company shall, with respect to the Games, (a) ensure that its marketing, promotion and advertising efforts are in accordance with high quality and good taste and will be comparable to the highest quality marketing, promotion and advertising efforts in the Territory for competitive products; (b) conduct business in a manner that reflects favorably at all times on the Games and the good name, goodwill and reputation of Sega; (c) avoid deceptive, misleading or unethical practices that are or might be detrimental to Sega, the Games or the public, including, but not limited to, disparagement of Sega or the Games; (d) make no false or misleading representations with regard to Sega or the Games; (e) not publish or employ or cooperate in the publication or employment of any misleading or deceptive advertising material; (f) include Sega's trademarks on all Promotional Materials as indicated herein; (g) comply with all of Sega's then-current trademark guidelines, as may be provided and updated from time to time by Sega; and (h) make no representations, warranties or guaranties to anyone with respect to the specifications, features or capabilities of the Games that are inconsistent with the Promotional Materials or any other Sega literature pertaining to the Games .

3.6 Free Promotional Items. Without limiting any provisions of this Section 3, Company shall not distribute any particular free promotional item unless and until it obtains Sega's prior written approval, which approval Sega may grant or deny in its sole discretion. Failure by Sega to provide any such written approval or written list of changes within ten (10) business day period (which period Sega may extend in Sega's sole discretion) will be deemed Sega's rejection. Such approval rights apply to all aspects of each free promotional items, including, without limitation: the type of item, the specifications of the item, the manner in which it will be distributed, the manner in which it will be marketed and promoted, the maximum number of units to be distributed, etc.

3.7 Merchandising. Sega and Company acknowledge and agree that Company shall have no merchandizing rights regarding the Games.

4. COMPENSATION AND PAYMENTS.

4.1 Company shall pay a non-refundable, non-recoupable license fee to Sega (the "**License Fee**") of 15,800,000 U.S. dollars in the following amounts per Games:

| | | |
|---|---|---|
| Game 1 | : | USD5,800,000 |
| Game 2 | : | USD2,000,000 |
| Game 3 | : | USD5,000,000 |
| Game 4 | : | USD3,000,000 |

4.2 Company shall pay the License Fee to Sega according to the following schedule (with time of the essence):

(a) For Game 1 , Company shall pay to Sega (i) USD1,800,000 within 10 days of the Effective Date of Definitive Agreement and (ii) USD4,000,000 to be paid by March 1st, 2008 (which will be for Sega's delivery of the closed beta version of Game 1 to Company);

(b) For Game 2 Company shall pay to Sega: (i) USD1,000,000 to be paid on delivery of the closed beta version of Sakura MMO by Sega to Company according to the schedule determined by Sega in this Agreement and (ii) USD1,000,000, to be paid on delivery of the commercial version of Game 2 according to the schedule determined by Sega in this Agreement;

(c) For Game 3 Company shall pay to Sega: (i) USD2,500,000 to be paid on delivery of the closed beta version of Saint Seiya Online by Sega to Company according to the schedule determined by Sega in this Agreement and (ii) USD2,500,000, to be paid on delivery of the commercial version of Game 3 according to the schedule determined by Sega in this Agreement;

(d) For Game 4 , Company shall pay to Sega: (i) USD1,500,000 to be paid on delivery of the closed beta version of Initial D Online by Sega to Company according to the schedule determined by Sega in this Agreement and (ii) USD1,500,000, to be paid on delivery of the commercial version of Game 4 according to the schedule determined by Sega in this Agreement.

4.3 Company shall pay to Sega a non-refundable, non-recoupable fee of 200,000 United States dollars in consideration for Sega granting to Company the exclusivity portion of the License and the Right of First Refusal (defined above) (the "**Special Rights Fee**"). DNY BVI shall pay the Special Rights Fee to Sega within 10 days of the Effective Date of this Agreement.

4.4 Company shall pay to Sega a running royalty (the "**Running Royalty**") for each of the Games as consideration for the License in the following amounts:

| | | |
|---|---|---|
| Game 1 | : | 23% of Card Net Sales (and if there is any additional online revenue, 23% of Company Distribution Net Sales) |
| Game 2 | : | 27% of Company Distribution Net Sales |
| Game 3 | : | 28% of Company Distribution Net Sales |

Game 4 : 28% of Company Distribution Net Sales

'**Company Distribution Net Sales**' means revenue received for Online Games Operation ("**Gross Games Revenue**") minus distribution costs incurred by Company in carrying out Online Game Operation ("**Distribution Costs**") and exclusive of tax. Distribution costs shall be capped at 18% of Gross Games Revenue.

4.5 The Running Royalty shall increase as follows:

(a) For Game 1, by 1% if Gross Games Revenue exceeds USD5,000,000 (so that the Running Royalty shall be 24% of Company Distribution Net Sales) and by an additional 1% if Gross Games Revenue exceeds USD10,000,000 (so that the Running Royalty shall be 25% of Company Distribution Net Sales).

(b) For Game 2, Game 3 and Game 4, by 3% if Gross Games Revenue exceeds USD10,000,000 (so that the Running Royalty shall be 30% of Company Distribution Net Sales for Sakura MMO, 31% of Company Distribution Net Sales for Saint Seiya Online and 31% of Company Distribution Net Sales for Initial D Online) and by an additional 2% if Gross Games Revenue exceeds USD20,000,000 (so that the Running Royalty shall be 32% of Company Distribution Net Sales for Sakura MMO, 33% of Company Distribution Net Sales for Saint Seiya Online and 33% of Company Distribution Net Sales for Initial D Online).

4.6 If for reasons solely attributable to Sega, Sega does not deliver to DNY BVI both the (i) beta version of any of the Games and (ii) the commercial version of any of the Games within 6 months after the scheduled delivery date of such Game(s) in the schedule determined by Sega in section 4.17 of this Agreement, then Sega shall pay to DNY BVI any amounts actually paid by Company for marketing of the particular Game(s) for which DNY BVI delivers to Sega receipts or other documentation verified by Sega as having been expended for such marketing. In addition, if for reasons solely attributable to Sega, Sega does not deliver to DNY BVI both the (i) beta version of any of the Games (except for Sangoku Seisen) and (ii) the commercial version of any of the Games (except for Sangoku Seisen) within 12 months of the scheduled delivery of such Game(s) in the schedule determined by Sega in section 4.17 of this Agreement, then Sega shall pay as a penalty to DNY BVI the sum of USD1,000,000 (the "**Delay Penalty**") for each such delayed Game; provided, however, that if Sega does subsequently delivery the beta version and commercial version of such delayed Game even after such twelve (12) month period has expired and Sega has paid the Delay Penalty, DNY BVI shall then return the full amount of the Delay Penalty to Sega for any such subsequently delivered Game.

4.7 If Sega does deliver to DNY BVI both the (i) beta versions of all of the Game and (ii) commercial versions of the Games according to the scheduled delivery date of all of the Games in the schedule determined by Sega in this Agreement and Company fails to release such versions within six (6) months of the scheduled release dates of all of the Games in the schedule determined by Sega in this Agreement, then DNY BVI shall pay to Sega any amounts (including but not limited to development, material and labor costs) actually paid by Sega for updating and supporting the commercial versions of the Games after delivery by Sega (the "**Penalty**"); except that, if such failure to release is due solely to a delay in approval from the relevant authorities for the Permits, Licenses and Certificates described in Section 6.4.5 where Company has submitted all

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necessary documentation and taken all commercially reasonable steps in order to obtain such Permits, Licenses and Certificates in a timely matter in order to meet the schedules and deadlines described herein, in which case DNY BVI shall not be responsible for paying the Penalty to Sega.

4.8 DNY BVI shall be responsible for any withholding tax, or similar taxes on all payments due Sega under this Agreement; Sega shall, upon DNY BVI's request, secure and deliver to DNY BVI any reasonable documents necessary to enable DNY BVI to claim a foreign tax credit or similar issues for withholding tax and the like. For the purpose of clarity, DNY BVI shall not be responsible for Sega's income tax.

4.9 Company shall submit a monthly report (the "**Monthly Report**") to Sega within 15 days of the last day of every month during the Distribution Term containing the following information for such month: (a) the number users on a Games by Games Basis; (b) the total number of downloads of games by games basis; (c) the User Charges on a Games by Games Basis; (d) the total amount of User Charges(Gross Games Revenues); (e) the Running Royalty due to Sega.

4.10 Sega shall send to Company an invoice (the "**Sega Invoice"**) for the amount of Running Royalty due to Sega within ten (10) days of receiving the Monthly Report.

4.11 Company shall pay the amount contained in the Sega Invoice by wire transfer to a bank account designated by Sega within five (5) days of receiving the Sega Invoice.

4.12 Audits. For the transparency in the calculation of the Running Royalty, Company agrees to keep and preserve, for at least three (3) years after the expiration or earlier termination of this Agreement, accurate books, records and accounts of all transactions relating to this Agreement.

4.13 Company shall provide Sega with quarterly audited financial reports at Sega's cost. Otherwise Company shall only provide an annual audited financial report to Sega.

4.14 Commencing upon the Effective Date, Sega shall have the right, once every six (6) months, to have an independent auditor audit such books, records and accounts of Company to verify Company's compliance with the terms and conditions of this Agreement. Any such audit shall be conducted during the regular business hours of Company, in such a manner so as not to interfere with the normal business activities of Company, and shall be at Sega's expense.

4.15 If such an audit reveals an underpayment, Company shall have the right to have an independent auditor which is one of the big four international accounting firms (PriceWaterhouseCooper, KPMG, Ernst&Young, and Deloitte&Touche Tomatsu), audit such books, records and accounts of Company again to re-verify Company's compliance with the terms and conditions of this Agreement. The final Running Royalties payable shall be determined by the average of the two accounting firms' calculations.

4.16 The average of the calculation of the Running Royalty amounts by the two accounting firms appointed by the Parities shall be finally effective and binding on both Sega and Company. If Company's payment of the Running Royalty is less than the average of the two calculations, Company shall pay the difference within twenty (20) business days from the date each of the two accounting firms sends its report to the Parties, whichever is later. If Company's payment of the Running Royalty is over ten percent (10%) less than the average of the two calculations, Company shall promptly pay to Sega all costs

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and expenses of such audit. If Company's payment of the Running Royalty is more than the average amount of the two calculations, then Sega shall be entitled to set-off any excess payment from future payable Running Royalties.

4.17 The schedule for the targeted delivery (not definite) of the commercial versions of the Games by Sega to Company is as follows (delivery shall be in a format determined by Sega):

| | |
|---|---|
| Game 1 : | April 1st 2008 |
| Game 2 : | January 1st 2009 |
| Game 3 : | July 1st 2009 |
| Game 4 : | October 1st 2009 |

4.18 Sega agrees to have meetings with Company in the ongoing product development sessions with respect to the Games for the purpose of facilitating the delivery and release of commercial versions of the Games in the Territory.

5. OWNERSHIP AND PROTECTION OF PROPRIETARY RIGHTS.

5.1 Company acknowledges and agrees that all right, title and interest in and to the Games, including all patents, copyrights, trade secrets, trademarks and other Intellectual Property Rights therein, are and will remain the property of Sega and/or Sega's licensors and/or affiliates. No part of this is a sale and (a) nothing contained herein will be deemed to grant Company any right, title or interest in or to the Games, or any Intellectual Property Rights related hereto and (b) although Company does not have any license or right to create any modifications, enhancements or derivative works ("**Company Modifications**"), either directly or through agents, of the Games, if it should be deemed that Company has created a Company Modifications, Company hereby assigns and agrees to cause its employees and agents to assign any and all rights, including the right to adapt or create derivative works and the right to exploit such derivative works in any Company Modifications, to Sega and its affiliates. If Company or any of its employees or agents is deemed to possess any inalienable right such as moral right in the Company Modifications, Company hereby agrees, and will cause its employees or agents to agree, to waive or agree not to exercise such rights. At Sega's request, Company agrees to cause the execution of the instruments that may periodically be required to give full legal effect to this Section. Nothing in this Section should be interpreted as expanding Company's rights hereunder. "**Intellectual Property Rights**" mean, on a worldwide basis, any and all now known or hereafter known tangible and intangible (a) rights associated with works of authorship including, without limitation, copyrights, moral rights and mask-works, (b) rights associated with trademarks, service marks, trade names and similar rights, (c) trade secret rights, (d) patents, designs, algorithms and other industrial property rights, (e) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise, and (f) all registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter existing, made, or in force (including any rights in any of the foregoing).

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5.2 Company agrees not to attack Sega's, its licensors and/or affiliate's ownership in and/or the validity of any of the underlying Intellectual Property Rights in any part or whole of the Games, including without limitation applying for registration, filing any document, and/or taking any action that could affect such ownership or validity, including without limitation aiding and/or abetting any third parties.

6. SERVICES.

6.1 Customer Support. Company shall maintain a presence in the Territory and provide high quality first level customer support to Users via telephone and email services. Sega shall provide second level customer support to Company by providing Company support representatives with telephone and email support during Sega's normal business hours (Tokyo local time) to answer Company's questions relating to the Games. Company shall provide Sega with activity reports on no less than a monthly basis relating to customer service issues detailing, to the extent applicable, the type of problems encountered and the manner in which they were resolved.

6.2 Technical Advice. During the Term, Sega may provide Company with the following technical advice in the event it is requested by Company and Sega determines, in Sega's sole discretion, to provide such advice (for the purpose of clarity, Sega is under no obligation to provide the following technical advice or any other technical advice):

6.2.1 Advice concerning solutions on resolving any unexpected problems, such as errors, bugs, and downtime of performance, in the systems which the Games are installed.

6.2.2 Advice concerning preventing and resisting both the hacking instruments and cheating programs to the server software of the Games or the cracking instruments to the Games'software.

6.3 Additional Fee-Based Technical Advice or Technical Support. During the Term, if Company requests technical advice or technical support that cannot be done by Sega without devoting additional Sega resources to doing so, Sega and Company may enter into separate negotiations to enter into a separate agreement for Sega to provide such advice or technical support for a fee to be charged by Sega to Company for providing such. Nothing herein obligates either Sega or Company to enter into such negotiations or agreement.

6.4 Billing Server and Gaming Server System.

6.4.1 Billing Server. Company shall be responsible for authenticating and billing Users. In connection with such responsibilities, Company shall set-up and maintain a computer server (the "**Billing Server**") to capture and store billing information in a billing database (the "**Billing Database**") and bill each User for all charges arising from such User's use of the Games. The Billing Server shall be connected to the Internet and shall be capable of producing the periodic reports described above in Section 4.9 in addition to other reports.

6.4.2 Gaming Server System. Company shall install, operate, host and maintain the Games within the Territory. In connection therewith, Company shall set-up and maintain a computer server system (the "**Gaming Server System**") that is

connected to the Internet with sufficient processing speed and power, as well as telecommunications bandwidth for Users to enjoy the Games in the manner set forth in this Agreement. The Gaming Server System shall include, without limitation, game servers, User database servers, login servers and Sega's server software portion of the Games. Company shall ensure that the Games are generally accessible to Users via the Internet in order to play the Games twenty-four (24) hours a day, seven (7) days per week (excluding Approved Maintenance Periods) throughout the Term. "**Approved Maintenance Periods**" shall mean periods for which Company has submitted to Sega a maintenance schedule and Sega has approved such maintenance schedule. It is the Parties' understanding that Approved Maintenance Periods shall generally correspond to maintenance periods generally accepted as usually for a gaming server system for online video game play.

6.4.3 Security. Company shall maintain the following security standards with respect to the Billing Server and the Gaming Server System: (a) the Billing Server and Gaming Server System shall be provided with redundant power sources that permit at least eight (8) hours of backup power, a fire protection system, and adequate cooling and ventilation; (b) Company shall store and operate the Billing Server and the Gaming Server System in an environment equipped with 24-hour onsite security and monitoring, security alarm systems, and other reasonable measures designed to protect the security and integrity thereof; (c) Company shall place the Billing Server and the Gaming Server System behind a software and/or hardware firewall, and shall continuously monitor and maintain such firewall and (d) Company shall install all necessary security software in order to protect the Games from hacking, cheating or any other security threats.

6.4.4 Server Audit Rights. Company shall provide Sega with access to the Billing Server with randomized ID and password provided by Company upon Sega's request during the Term so that Sega can monitor all of the billing information related to the Games under this Agreement.

6.4.5 Permits, Licenses and Certificates. Company shall be solely responsible at Company's own cost and expense for obtaining any and all permits, licenses and certificates from the applicable authorities of the Territory that are necessary to exercise the rights and licenses granted to Company under this Agreement. Sega will make commercially reasonable efforts to provide Company with materials under its control that it determines will be beneficial to Company in obtaining such Permits, Licenses and Certificates, provided that any such materials will fall under the definition of "Confidential Information" and Company shall first execute confidentiality agreements with any third party to which it discloses such materials sufficient to protect Sega's Confidential Information, but in no case any less strict that the confidentiality provisions of this Agreement. Sega may also, in its sole discretion, make commercially

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reasonable efforts to modify the Games in order to facilitate the acquisition of the above mentioned permits, licenses and certificates by Company.

6.4.6 Notification of Claimed or Suspected Defects. Company shall promptly notify Sega in writing of any claimed or suspected defect in the Games no later than ten (10) days after Company learns of the same.

6.4.7 Compliance with Law. Company shall comply with all laws and regulations that are necessary to exercise the rights and licenses granted to Company under this Agreement, including, but not limited to, all applicable labor laws and regulations and all applicable governmental and industry codes of conduct and social accountability.

7. REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION AND LIMIITATIONS OF LIABILITY.

7.1 Company represents and warrants that (a) the making of this Agreement by Company does not violate any agreement existing between Company and any other person or entity and, throughout the Term, Company shall not make any agreement with any person or entity that is inconsistent with any of the provisions of this Agreement; (b) Company has the right and authority to enter into this Agreement; (c) Company will not distribute the Games outside of the Territory, after termination or expiration of the Distribution Term, in any form other than via the Internet to PCS (i.e., not as packaged software or to mobile telephones, consumer gaming machines and the like) or otherwise outside of the License; (d) Company complies, and at all times during the Term shall comply, with all applicable laws in effect at the time duties are performed under this Agreement and in all dealings with respect to the Games; and (e) Company has the experience and skill to perform Company's obligations hereunder.

7.2 Sega represents and warrants that Sega will use commercially reasonable efforts to make sure that the Game engine of the Games will be high quality and stability at least equivalent to other similar leading online games in the Territory; provided that Company uses commercially reasonable efforts to (i) set up adequate game servers and billing servers in order for Sega to carry out the above and (ii) provides Sega with marketing information for the Territory.

7.3 Each Party (the "**Indemnifying Party**") agrees to indemnify, defend and hold harmless the other Parties (the "**Indemnified Party**"), from and against any and all claims, actions, suits, proceedings, costs, expenses (including court costs and attorney's fees), damages, obligations, penalties, injuries and liabilities arising out of, connected with or resulting from any action which results from, arises, directly or indirectly, in connection with or is related in any way to any breach or alleged breach by the Indemnifying Party of any obligation, representations or warranty hereunder.

7.4 In no event shall any Party be liable under or in connection with this Agreement for any loss of profit or any other indirect damage, including without limitation incidental, consequential, special, exemplary, punitive or other indirect damages of any nature, for any reason, including without limitation the breach of this Agreement, any expiration or termination of this Agreement, claims alleging that the Games or any part or aspect thereof infringes upon or violates any intellectual property right of any party or claims arising from the malfunction of or defects in the Games, whether such liability is asserted on the basis of contract, tort (including negligence or strict liability) or

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otherwise, even if Sega or Company has been advised of the possibility of such damages.

7.5 In no event shall Sega's liability for any and all claim(s) arising out of this Agreement (on a cumulative basis and whether based upon a breach by Sega, the indemnification obligations of Sega, if any, set forth herein, or any other liability of Sega hereunder) to the Company (an a cumulative basis) exceed an amount equal to half of the total Running Royalty payments made by DNY BVI to Sega under this Agreement, save and except as provided in section 4.6 above.

7.6 DNY BVI, Junnet and Baiyou shall be jointly and severally liable to Sega for any and all of Company's liabilities and obligations, including but not limited to all payment obligations hereunder.

7.7 Except for the foregoing representations and warranties, THE GAMES, THE PROMOTIONAL MATERIALS AND THE TECHNICAL SERVICES ARE PROVIDED "AS IS." SEGA SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, TERMS OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO (I) ANY WARRANTY OR CONDITION THAT THE GAMES, OR ANY PARTS OR ASPECTS THEREOF DO NOT INFRINGE UPON OR VIOLATE ANY INTELLECTUAL PROPERTY RIGHTS OF ANY PARTY AND (II) IMPLIED WARRANTIES OR CONDITIONS OF SATISFACTORY QUALITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AS HE GAMES, THE PROMOTIONAL MATERIALS AND THE TECHNICAL SERVICES PROVIDED UNDER THIS AGREEMENT.

7.8 No Pass Through of Warranty Obligations. SEGA DOES NOT MAKE BY VIRTUE OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, AND SEGA HEREBY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY TO ANY USER OR OTHER THIRD PARTY, WITH RESPECT TO THE GAMES, THE PROMOTIONAL MATERIALS AND THE TECHNICAL SERVICES, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF NON-INFRINGEMENT OR ANY IMPLIED WARRANTIES OR CONDITIONS OF SATISFACTORY QUALITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. COMPANY SHALL NOT HAVE THE RIGHT TO MAKE OR PASS ON, AND SHALL TAKE ALL MEASURES NECESSARY TO INSURE THAT NEITHER IT NOR ANY OF ITS EMPLOYEES OR AGENTS MAKES OR PASSES ON, OR ATTEMPTS TO MAKE OR PASS ON, ANY SUCH REPRESENTATION OR WARRANTY ON BEHALF OF SEGA TO ANY USER OR OTHER THIRD PARTY.

8. CONFIDENTIAL INFORMATION.

8.1 All Confidential Information, as defined herein, disclosed by one of the Parties (hereinafter referred to as the "**Disclosing Party**") to the other Party (hereinafter referred to as the "**Recipient**") (a) is considered confidential; (b) shall remain the exclusive property of the Disclosing Party; (c) shall be used by the Recipient only in connection with its performance under this Agreement; and (d) shall be maintained in confidence by Recipient. **Confidential Information"** means the following items; (i) the contents of this and (ii) any and all information disclosed, during the Term, under this Agreement,

by Disclosing Party to Recipient in any form, whether or not reduced to writing or other tangible form, including, but not limited to mask works, ideas, samples, media, techniques, sketches, drawings, works of authorship, models, inventions, know-how, processes, apparatuses, equipment, algorithms, software programs, software source documents, and formulae related to the current, future, and proposed products and services of each of the parties, and including, but not limited to, information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, marketing plans, information the Disclosing Party provides regarding third parties, and any other information of a similar nature, including, but not limited to, any other trade secret or nonpublic business information, patents or copyrights pending and patent and copyright applications pending.

8.2 Notwithstanding the foregoing: (a) for any non-oral Confidential Information, to be considered Confidential Information hereunder, it shall be designated, in writing, confidential or secret by the Disclosing Party at the time of disclosure; and (b) for any oral Confidential Information, to be considered Confidential Information hereunder, the Disclosing Party shall notify the Recipient in writing within seven (7) days after the date of disclosure that such items were Confidential Information (and said writing must note with specificity exactly what is Confidential Information); (c) Sega may disclose the Confidential Information it receives from Company to Sega's direct or indirect parent Company; and (d) Confidential Information shall not include items that: (i) is now or subsequently becomes generally available to the public through no wrongful act or omission of Recipient; (ii) Recipient can demonstrate to have had rightfully in its possession prior to disclosure to Recipient by Disclosing Party; (iii) is independently developed by Recipient without use, directly or indirectly, of any Confidential Information; or (iv) Recipient rightfully obtains from a third party who has the right to transfer or disclose it. Except as contemplated by this Agreement or as specifically authorized by Disclosing Party in writing, and except as required by law, Recipient shall not reproduce, use, distribute, disclose or otherwise disseminate the Disclosing Party's Confidential Information. Upon expiration or termination of this Agreement or upon request by Disclosing Party, Recipient shall promptly deliver to Disclosing Party all Disclosing Party's Confidential Information (including copies) then in Receiving Party's custody, control and/or possession, and such delivery shall be within five (5) days after written request to Disclosing Party.

9. TERMINATION.

9.1 This Agreement may be terminated by any Party if another Party commits a material breach of the terms and conditions of this Agreement and fails to cure such breach within thirty (30) days of written notice a from non-breaching Party describing such breach. In addition, Sega may terminate this Agreement with immediate effect by providing written notice to Company if:

9.1.1 Baiyou discontinues its Internet game marketing and distribution business or Junnet discontinues its card distributin business; or

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9.1.2 Company makes a general assignment for the benefit of creditors; applies for or consents to the appointment of a receiver, trustee or liquidator for substantially all of its assets or such a receiver, trustee or liquidator is appointed; or Company has filed against it an involuntary petition of bankruptcy that has not been dismissed within sixty (60) days thereof, or files a voluntary petition of bankruptcy, or a petition or answer seeking reorganization, or seeks to take advantage of any other law relating to relief of debtors; or has wound up or liquidated its business.

9.2 Effect of Expiration or Termination. In the event of termination or expiration of this Agreement for any reason, Sections 7 and 8 and this Section shall survive. No Party shall be liable to any other for damages of any sort resulting solely from terminating this Agreement in accordance with its terms. Immediately upon expiration or termination of this Agreement, Company shall cease marketing and distributing the Games and shall return all of Sega's Confidential Information, including but not limited to any copies of the Games, to Sega at Company's cost.

10. GENERAL PROVISIONS.

10.1 Conditions for Entering into this Agreement. As an express condition of Sega entering into this Agreement, Sega must receive from Company (a) a copy of all licenses and permissions necessary for Company to carry out Company's obligations under this Agreement (which all must be valid for the entire Term) and (b) a complete list of the owners of the Company and the stock share distribution of the Company and an (c) update on any changes in ownership or control of the Company. If Company fails to provide any of the above within five (5) days of Sega's request, then Sega may, in Sega's sole discretion, terminate with immediate effect this Agreement by providing written notice to Company of Sega's intent terminate for the Company's failure to provide any of the above.

10.2 This Agreement shall be governed as to all matters, including validity, construction, and performance, by and under the laws of Japan, and all disputes, controversies, or differences that may arise between the Parties hereto, in relation to or in connection with this Agreement shall be settled and resolved exclusively by binding arbitration in accordance with the Rules of the Japan Commercial Arbitration Association. The Arbitration proceedings shall be conducted in Tokyo, Japan. The Arbitrator shall have the sole discretion to determine the extent and scheduling of any and all discovery to be promulgated in resolving any dispute between the Parties hereunder. Costs and attorney fees incurred by each Party in the arbitration shall not be reimbursed by the other Party. The Parties hereby consent to personal jurisdiction in such jurisdiction, and agree to waive any legal objections they may have regarding service of process effected by any reasonable means. However, notwithstanding the foregoing, nothing in this Agreement shall prevent a Party from seeking injunctive relief or a restraining order in so far as allowed by the terms of this Agreement from a court of competent jurisdiction in anywhere in the world where such injunctive relief or restraining order shall be applied. The provisions of this Section have been fully discussed by the Parties with their individual counsel, and these provisions shall be subject to no exceptions. None of the Parties has agreed with or represented to the other that the provisions of this Section will not be fully enforced in all instances.

10.3 It is the intention and understanding of Sega and Company that the relationship of Company and Sega shall be at all times that of an independent contractor. This

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Agreement shall not be construed as creating an agency, partnership, joint venture or any other form of association, for tax purposes or otherwise, among the Parties, and the Parties shall at all times be and remain independent contractors. Except as expressly agreed by the Parties in writing, neither of the Parties shall have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of another Party or to bind another Party in any respect whatsoever.

10.4 Notices. All notices which any Party is required or may desire to serve upon the other Party shall be in writing, addressed to the party to be served as follows:

If to Sega:

Sega Corporation
1-2-12, Haneda, Ohta-ku, Tokyo, Japan, 144-8531
Attention:
Telephone: 81-3-5736-
Facsimile: 81-3-5736-

And if to Company:

DNY (BVI) Limited
2nd Floor, Abbot Building, P.O. Box 933,
Road Town Tortola, BVI
Attention: President
Facsimile: ____________

With a copy by facsimile to: (514) 288-0588

Any such notice may be served personally or by courier, mail (postage prepaid), facsimile (provided oral confirmation of receipt is immediately obtained or a hard copy is concurrently sent by commercially recognized national overnight delivery service) or commercially recognized national overnight delivery service. Notice shall be deemed served upon personal or courier delivery or upon the date sent. Any Party may change the address to which notices are to be delivered by written notice to the other Parties served as provided in this Section.

10.5 Entire Agreement. This Agreement constitutes the complete, final and exclusive understanding and agreement among the Parties with respect to the transactions contemplated herein, and supersedes any and all prior or contemporaneous oral or written representation, understanding, agreement, correspondence or communication among the parties concerning the subject matter hereof, including but not limited to the Memorandum of Understanding with an MOU Effective Date of November 5th, 2007, which this Agreement terminates and replaces in its entirety. None of the Parties is relying upon any warranties, representations, assurances or inducements not expressly set forth herein.

10.6 Amendments. All amendments or modifications of this Agreement shall be binding upon the Parties despite any lack of consideration so long as the same shall be in writing

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and executed by all of the Parties hereto. It is expressly understood and agreed that no usage of trade or other regular practice or method of dealing amont the Parties hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement or any part hereof.

10.7 Waiver. No waiver of any provision of this Agreement or any rights or obligations of any of the Parties hereunder shall be effective, except pursuant to a written instrument signed by the Party waiving compliance, and any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

10.8 No Other Obligations. None of the Parties shall have any obligation that is not expressly set forth in this Agreement.

10.9 Cumulative Remedies. Except as may be specifically set forth in this Agreement with respect to certain matters, the rights and remedies of each Party as set forth in this Agreement are not exclusive and are in addition to any other rights and remedies provided under this Agreement or now or hereafter provided by law.

10.10 Force Majeure. None of the Parties shall be deemed in default hereunder, nor shall it hold the other Parties responsible for, any cessation, interruption or delay in the performance of its obligations hereunder due to causes beyond its reasonable control including, but not limited to: earthquake, flood, fire, storm or other natural disaster, epidemic, accident, explosion, casualty, act of God, act of terrorism, lockout, strike, labor controversy or threat thereof, riot, insurrection, civil disturbance or commotion, boycott, disruption of the public markets, war or armed conflict (whether or not officially declared), sabotage, act of a public enemy, embargo, delay of a common carrier, the inability to obtain sufficient material, supplies, labor, transportation, power or other essential commodity or service required in the conduct of its business, or any change in or the adoption of any law, ordinance, rule, regulation, order, judgment or decree; provided that the party relying upon this Section shall: (a) have given the other parties written notice thereof promptly and, in any event, within five (5) days of discovery thereof, and (b) take all steps reasonably necessary under the circumstances to mitigate the effects of the force majeure upon which such notice is based.

10.11 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the Parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No term of this Agreement shall be enforceable by any person who is not a Party to this Agreement.

10.12 Assignment. Sega or Company shall not have the right at any time to assign, delegate or otherwise transfer this Agreement, in whole or in part, or any or all of rights, duties or obligations hereunder to any third party during the Term without the consent of the other parties hereto, which consent shall not be unreasonably withheld. Without limiting the materiality of any other term of this Agreement, Sega or Company's any attempted assignment, delegation or other transfer (including without limitation any license or sublicense, mortgage or pledge) without the other Parties' consent shall be null and void and shall constitute a material breach of this Agreement. The merger of Sega or Company into any other third party or entity shall be deemed an assignment for purpose of this Section.

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10.13 Further Assurances. COMPANY agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that SEGA may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm SEGA's rights hereunder.

10.14 Construction. This Agreement has been negotiated by the Parties hereto and by their respective counsel. This Agreement shall be fairly interpreted and construed in accordance with its terms and without strict interpretation or construction in favor of or against any Party.

10.15 Headings. The Section and Section headings appearing in this Agreement are inserted only as a matter of convenience. Such headings in no way define, govern, limit, modify or construe the scope or extent of the provisions of this Agreement to which they may relate and therefore shall not be given any legal effect.

10.16 Severability. If any of the provisions of this Agreement shall be adjudged by a court of competent jurisdiction to be void as going beyond what is reasonable under the circumstances for the protection of the interests of the party seeking to enforce such provision, but would be valid if part of the wording thereof were deleted or the time periods (if any) thereof were reduced or the range of activities or area dealt with thereby reduced in scope, such provision shall apply with such modifications as may be necessary to make it valid and effective. In the event that any provision of this Agreement should be found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

10.17 Counterparts. This Agreement may be executed by manual or facsimile signatures and in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their authorized representatives.

**Sega:**
Sega Corporation

Sign Name:

Print Name: Hideki Okamura

Title: Managing Director

Date: December 18, 2007

**DNY BVI:**
DNY (BVI) Limited

Sign Name:

Print Name: ALBERT BARDUSCI

Title: CEO

Date: DEC. 18/2007

**Baiyou** 北京百游汇通网络技术有限公司

Sign Name:

Print Name: WILSON CHO

Title: DIRECTOR

Date: 18 Dec 2007

**Junnet** 北京骏网在线电子商务有限公司

Sign Name:

Print Name: WILSON CHO

Title: DIRECTOR

Date: 18 Dec 2007